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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Blue Martini Software, Inc.:

We consent to the incorporation by reference in the registration statement dated on or about July 27, 2000 on Form S-8 of Blue Martini Software, Inc. of our reports dated February 29, 2000, except as to Note 12, which is as of April 24, 2000, with respect to the balance sheets of Blue Martini Software, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows and the related schedule for the period from June 5, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, which reports appear in the prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 on July 27, 2000 of Blue Martini Software, Inc.


/s/ KPMG LLP

Mountain View, California
July 27, 2000